Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)
Ready Capital Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	15,000,000	$1.64	$24,600,000	$0.0001381	$3,397.26
Total Offering Amounts							$3,397.26
Total Fee Offsets				n/a
Net Fee Due							$3,397.26

(1)
Amount to be registered consists of 15,000,000 shares of common stock of Ready Capital Corporation (“Common Stock”) that may be offered or sold under the Ready Capital Corporation Amended & Restated 2023 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued under the Plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on July 13, 2026, a date within five business days prior to the filing of this Registration Statement.